United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 14, 2007

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction	(Commission file Number) of incorporation)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Introduction a Material Definitive Agreement

On September 14, 2007, DayStar Technologies, Inc. (the “Company”) entered into an amended and restated loan agreement with LC Capital Master Fund, Ltd. (“Purchaser”) and Lampe, Conway & Co., LLC (“Lampe Conway”) pursuant to which the Purchaser will provide up to an additional five million dollars ($5,000,000) of bridge financing to the Company. To effect the additional bridge financing the Company issued a secured fixed-rate note in the aggregate principal amount of five million dollars ($5,000,000).

The Amended and Restated Loan Agreement was entered into by and among the Company, the Purchaser and Lampe Conway (the “Loan Agreement”). Pursuant to the Loan Agreement, the Purchaser agreed to purchase from the Company and the Company agreed to issue and sell to the Purchaser a secured fixed-rate note in the aggregate principal amount of $5,000,000 (the “ Second Note”). The Company shall pay interest on the unpaid principal amount of the Second Note at a rate of 10% per annum, payable monthly in cash. The Note is due in full on December 15, 2007 and at that time the Company must pay all outstanding principal at a premium of 102% plus all accrued and unpaid interest. The Company is currently able to draw $1.2 million monthly and up to an additional $500,000 as needed. The Note is secured by a lien on all of the Company’s assets.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Amended and Restated Loan Agreement by and among the Company, LC Capital Master Fund, Ltd. and Lampe Conway, LLC dated September 14, 2007.

10.2	Secured Fixed-Rate Note issued to LC Capital Master Fund, Ltd. dated September 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephan DeLuca

Stephan DeLuca

Chief Executive Officer

Dated: September 14, 2007